Mr. David B. Clark
February 17, 1998
Page






                            Homeland Stores, Inc.
                              P.O. Box 25008
                      Oklahoma City, Oklahoma 73125

                           February 17, 1998




Mr. David B. Clark
518 Castlebridge Lane
Birmingham, AL 35242

Dear Dave:

          This letter confirms the terms of your employment with Homeland Stores, Inc. (the "Company").

          1. Duties. You will serve as the President and Chief Executive Officer of the Company and Homeland Holding Corporation ("Holding") commencing on February 16, 1998. You will devote all of your skill, knowledge and full working time (reasonable vacation time and absence for sickness or disability excepted) solely and exclusively to the conscientious performance of your duties hereunder.

          2. Base Salary. As compensation for the duties to be performed by you under the terms of this letter agreement, the Company will pay you a base salary in the amount of $250,000 per annum, payable at the same time as the Company pays salary to its other executive employees. The Company will review your base salary from time to time and, at the discretion of the Board of Directors, may increase your base salary based upon your performance and other relevant factors.

          3. Incentive Bonus. While you are providing services pursuant to this letter, you will be given the opportunity to receive an annual bonus upon the attainment of such performance objectives as the Board of Directors shall determine from time to time after consulting with you. The target amount for your annual bonus will be 75% of your base salary based on the satisfaction of such performance objectives. Any bonus payable to you will be paid to you at the same time as bonuses are paid to other executives.

          4.   Relocation and Transition Matters.

               (a) The Company will reimburse you up to a maximum aggregate amount of $45,000 for costs and expenses related to the sale of your residence in Birmingham and your relocation to and purchase of a residence in the Oklahoma City area, including the cost of moving all household goods and automobiles to the Oklahoma City area and the costs of purchasing a residence in the Oklahoma City area such as closing costs, real estate commissions and reasonable attorneys fees. To the extent any payments made to you pursuant to this subparagraph 4(a) are includable as compensation income to you for income tax purposes and are not otherwise deductible, the amount of such payments shall be increased by the amount of the tax so that you will be "made whole" by such tax gross up to the maximum extent possible.

               (b) The Company will provide you with a company car and a temporary Oklahoma City area residence for you while your family remains in Birmingham for up to the earlier of six months or your acquisition of an Oklahoma City area residence. In addition, during the time your family remains in Birmingham, the Company will reimburse you for travel expenses between Oklahoma City and Birmingham for up to two round trips per month.

               (c) The Company will loan you up to $125,000 to be applied by you to repay your indebtedness to your former employer. The loan will be evidenced by a promissory note, in the form of Exhibit A attached hereto.

          5. Stock Options. Upon commencement of your employment hereunder, you will be granted options to purchase 100,000 shares of common stock of Holding at an exercise price equal to the fair market value for the common stock on February 17, 1998 ($5-1/2 per share). The options will be granted pursuant to Holding's 1996 Stock Option Plan (the "Plan"). The Plan provides that if there is a change in control of Holding, all options shall be immediately exercisable. As defined in the Plan and for purposes of this paragraph, the term "change in control" means (i) the earliest date a new shareholder or related group of new shareholders acquires beneficial ownership of 30% or more of the then issued and outstanding common stock, (ii) the date on which Holding ceases to own all of the issued and outstanding capital stock of the Company or (iii) the date on which Holding or the Company disposes of 50% or more of its assets. In the event a change in control occurs before June 1, 1998 (the "Determination Date"), whereby the acquiring party is a non-strategic, financial investor not primarily engaged in the retail or wholesale grocery business (a "Financial Acquiror"), the agreement between the Company, Holding and such Financial Acquiror will provide that you will be entitled to exchange such options, in a tax-free exchange to the extent permitted by applicable law, for equity in such Financial Acquiror that would vest 50% on the first anniversary of such change in control and 50% on the second anniversary of such change in control. In the event a Financial Acquiror does not acquire control in a change in control of Holding prior to the Determination Date, you will be granted, on the Determination Date, additional options to purchase 30,000 shares of common stock of Holding at an exercise price equal to the fair market value for the common stock as of the Determination Date. Such additional options will also be granted pursuant to the Plan.

          6. Employee Benefits. While you are providing services pursuant to this letter agreement, you will be eligible to participate in the employee benefit plans and programs generally available to the Company's employees (including, but not limited to, coverage under the Company's medical, dental, life and disability insurance plans and participation in the Company's qualified plans) as in effect from time to time on the same basis as the Company's other employees, subject to the terms and provisions of such plans and programs.

          7. Executive Perquisites. You will be eligible to receive the perquisites and other personal benefits made available to the Company's senior executives from time to time. You will be entitled to no less than three weeks paid vacation in each calendar year, which shall be taken at such times as are consistent with your responsibilities hereunder.

          8. Expenses. The Company will reimburse you for all reasonable expenses incurred by you in connection with your performance of services under this letter agreement in accordance with the Company's policies, practices and procedures.

          9. Termination of Employment. If the Company terminates your employment for any reason other than Cause or Disability, or if you shall terminate your employment on or after February 16, 1999 following

               (i) the closing of a sale (a "Stock Sale") of at least 50% of the voting securities of the Company or Holding to a Financial Acquiror,

              (ii) the effective date of a merger (a "Merger") of Holding with or into a Financial Acquiror immediately following which the persons or entities who were the shareholders of Holding immediately prior to the merger, together with their affiliates, own, directly or indirectly, less than 50% of the voting power of all voting securities of the surviving or resulting entity,

             (iii) the sale of all or substantially all of the Company's assets (an "Asset Sale") to a Financial Acquiror, or

              (iv) a Change of Control (as defined in the Amended and Restated Revolving Credit Agreement dated as of April 21, 1995, among National Bank of Canada, as agent, the Company and Holding) involving a Financial Acquiror (a Stock Sale, a Merger, an Asset Sale or such a Change of Control being referred to herein as a "Trigger Event"), the Company will pay you an amount equal to the sum of
               (i) your Base Salary in effect immediately prior to a Trigger Event, and

              (ii) an amount equal to the product of (A) your target bonus under the incentive bonus plan described in Section 3 of this letter for the year in which your termination occurs and (B) a fraction, the numerator of which is the number of days during such year prior to and including the date of your termination of employment and the denominator of which is 365.

          The Company will pay you the cash amounts in a lump sum payment no later than 5 business days after the date your employment terminates or in 12 approximately equal monthly installments, as directed by you at your option. Such amounts will not be subject to any offset, mitigation or other reduction as a result of your receiving salary or other benefits by reason of your securing other employment.

          The Company will also continue your coverage under the medical, dental, vision, life and disability insurance and other welfare benefits provided to its other executive employees (the "Welfare Benefit Arrangements") for a period of one year after the date your employment terminates; provided, however, that if the Company is unable to or chooses not to continue any such coverage for all or any portion of such period, it shall not be obligated to provide such coverage and shall instead pay you (within 15 days after such coverage is to cease) an amount equal to (A) the remainder of (x) 12 minus
(y) the number of months that such coverage that is so provided times (B) the monthly amount it would have paid with respect to such coverage under the applicable Welfare Benefit Arrangement.

          You will also have the option to purchase the automobile furnished to you by the Company during your employment at its fair market (wholesale) value.

          If the Company terminates your employment for Cause or due to your death or Disability, you will only be entitled to receive (i) your Base Salary earned through the date of such termination, (ii) all benefits due and owing through the date of such termination and (iii) the amount necessary to reimburse you for expenses incurred prior to the date of such termination for which the Company has agreed to reimburse you and, to the extent provided under the Company's generally applicable policies and procedures, any unused vacation time, plus (iv) if your employment terminates upon your death or Disability, your target bonus under the incentive bonus plan described in
Section 3 of this letter for the portion of the incentive year that precedes the date of such termination, such target bonus to be a pro rata amount of the target bonus payable for the entire incentive year.

          As used herein, "Cause" means (i) your willful failure to perform substantially your duties as an officer and employee of the Company (other than due to physical or mental illness), (ii) your engaging in serious misconduct that is injurious to the Company, (iii) your having been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony, or (iv) your unauthorized disclosure of confidential information (other than to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate governmental agency) that has resulted or is likely to result in material economic damage to the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there is delivered to you a copy of a resolution duly adopted by the Company's Board of Directors, finding that the Company has "Cause" to terminate you as contemplated in this paragraph. As used herein, "Disability" means that, as a result of your incapacity due to physical or mental illness, you have been absent from your duties to the Company on a substantially full-time basis for 180 days in any twelve-month period and within 30 days after the Company notifies you in writing that it intends to replace you, you shall not have returned to the performance of your duties on a full-time basis.

          10. Representation to the Company. By signing below, you represent to the Company that you are not restricted by or subject to any agreement or obligation that would be violated by your acceptance of this letter agreement or the performance of your duties hereunder.

          11. Binding Effect. This letter agreement shall be binding upon and inure to the benefit of your heirs and representatives and the successors and assigns of the Company, but neither this letter agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by you (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder. If you should die while any amounts would still be payable to you under this letter agreement if you had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this letter agreement to your personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees or estate, as the case may be.

          12. Indemnification. The Company agrees to indemnify you to the fullest extent permitted under its By laws as in effect from time to time.

          13. General Provisions. No provisions of this letter agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Company's Board of Directors and is agreed to in a writing signed by you and such Company officer as may be specifically designated by the Board.

          No agreements or representations, oral or other wise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this letter agreement. The invalidity or unenforceability of any one or more provisions of this letter agreement will not affect the validity or enforce ability of any other provision of this letter agreement, which will remain in full force and effect. This letter agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

          All amounts payable to you hereunder will be paid net of any and all applicable income or employment taxes required to be withheld therefrom under applicable Federal, State or local laws or regulations.

          The validity, interpretation, construction and performance of this letter agreement will be governed by the laws of the State of Oklahoma, without giving effect to its conflict of laws provisions.

          If the foregoing accurately sets forth the terms of your employment with the Company, please so indicate by signing below and returning one signed copy of this letter agreement to me.

                                   Sincerely,

                                   HOMELAND STORES, INC.


                                   John A. Shields, Chairman of the Board

ACCEPTED AND AGREED as
of this 17th day of February, 1998


David B. Clark


494611.v4

                                                            EXHIBIT A

                            PROMISSORY NOTE


$125,000.00                                  Oklahoma City, Oklahoma
                                             February 17, 1998



          FOR VALUE RECEIVED, the undersigned, David B. Clark (the "Executive"), hereby unconditionally promises to pay to the order of Homeland Stores, Inc., a Delaware corporation (the "Company"), at its offices, in lawful money of the United States of America, the principal amount of One Hundred Twenty-Five Thousand and No/100 Dollars ($125,000.00), or, if less, the unpaid principal amount of the loan made by the Company (the "Loan") pursuant to Section 4(c) of that certain letter agreement dated February 17, 1998, between the Company and the Executive (the "Agreement"). The interest on the Loan shall accrue at the federal funds rate as quoted in The Wall Street Journal for the close of business on February 13, 1998, and the amount of accrued interest shall be added to the unpaid principal amount of the Loan on each anniversary date of this Promissory Note. The principal amount of the Loan, together with all interest accrued thereon, shall be paid on the earliest to occur of (i) the Executive's termination of employment by the Company for Cause (as defined in the Agreement), (ii) the Executive's termination of employment by the Executive unless such termination by the Executive occurs on or after February 16, 1999 following a Trigger Event (as defined in the Agreement), or (iii) six months after the Executive's termination of employment without Cause by the Company or by reason of the Executive's death or Disability (as defined in the Agreement); provided, however, that in the event (a) the Executive remains in continuous employment with the Company until February 16, 2001, or (b) the Executive terminates his employment on or after February 16, 1999 following a Trigger Event, the Loan, including all interest accrued thereon, shall be forgiven in its entirety and this Promissory Note shall be deemed canceled and of no further force and effect.

          Default in payment when due and payable, upon acceleration or otherwise, of the principal of and interest on this Note shall constitute an "Event of Default" under the terms of this Note. "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default. Upon the occurrence of an Event of Default, all amounts then remaining unpaid on this Note shall become, or may be declared by the Company to be, immediately due and payable.

          The Executive hereby agrees that the Company, at its option, may withhold from time to time from compensation or other amounts payable by the Company to the Executive, any amounts required to make payments of principal of and interest on this Note. While any Default exists hereunder, the Company may set off all amounts herein promised to be paid against compensation or other amounts payable by the Company to the Executive.

          This Note is subject to optional prepayment in whole or in part at any time.

          All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind. Such parties consent to any extension of time (whether one or more) of payment hereof or release of any party liable for the payment of this obligation. Any such extension or release may be made without notice to any such party and without discharging such party's liability hereunder.

          The Executive agrees that if, and as often as, this Note is placed in the hands of an attorney for collection or to defend or enforce any of the holder's rights hereunder, the Executive will pay to the holder its reasonable attorney's fees together with all court costs and other expenses of collection paid by such holder.

          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF OKLAHOMA.


                                         _________________________________
                                         David B. Clark